STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Aspiriant Risk-Managed Real Asset Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
Article First of the Certificate of Trust shall be amended as follows: Name of Statutory Trust: Aspiriant Risk-Managed Real Assets Fund

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective August 1, 2022 .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the            29th           day of           July                    ,    2022      A.D.

By:	/s/ Terrance P. Gallagher
Trustee

Name:	Terrance P. Gallagher
Type or Print